Exhibit 2.1
MetLife, Inc.
1095 Avenue of the Americas
New York, NY 10036
October 28, 2010
General Counsel
American International Group, Inc.
70 Pine Street
New York, NY 10270
With a copy to:
Robert G. DeLaMater
Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004-2498
By Hand Delivery or Overnight Courier
Gentlemen:
     Reference is made to the Stock Purchase Agreement (the “Agreement”), dated as of March 7, 2010, among ALICO Holdings LLC, a Delaware limited liability company (the “Seller”), American International Group, Inc., a Delaware corporation (the “Parent”), and MetLife, Inc., a Delaware corporation (the “Acquiror”). Capitalized terms used but not otherwise defined herein shall have the same meanings given to them in the Agreement.
     Pursuant to Section 12.08 of the Agreement, the undersigned Parties hereby agree as follows:
1.	Modifications to Section 2.04 (Transactions; Closing Deliveries).
a)	Section 2.04(c) of the Agreement is hereby deleted in its entirety and replaced by the following:
the Acquiror shall deliver, or cause to be delivered, to the Stock Purchase Contract Agent (as defined in the Stock Purchase Contract Agreement) the Debt Securities, duly endorsed in blank or accompanied by bond powers duly executed in blank, registered in the name of the Stock Purchase Contract Agent;
b)	Section 2.04(e) of the Agreement is hereby amended by replacing the phrase “the Acquiror Equity Unit Preferred Stock Certificates” with the phrase “the Debt Securities”.
2.	Modifications to Section 5.03 (Capital Structure of the Acquiror and its material Subsidiaries; Ownership and transfer of the Non-Cash Consideration). The third and fourth sentences of Section 5.03(a) of the Agreement are hereby deleted in their entirety and replaced by the following:

As of the Closing Date, the Common Stock Consideration and the Acquiror Interim Preferred Stock to be issued and delivered pursuant to this Agreement will have been duly authorized and validly issued, will be fully paid and nonassessable and will not have been issued in violation of any preemptive or subscription rights enforceable under applicable Law. As of the Closing Date, the Equity Units Documents, the Equity Units (including the Stock Purchase Contracts forming a Component Security of the Equity Units), the Debt Securities Indentures (as defined in the Stock Purchase Contract Agreement) and the Debt Securities will have been duly authorized by all necessary corporate action on the part of the Acquiror; and the Equity Units, the Stock Purchase Contract Agreement, the Pledge Agreement, the Stock Purchase Contracts forming a Component Security of the Equity Units, each Debt Securities Indenture and the Debt Securities will be valid and binding obligations of the Acquiror, enforceable against it in accordance with their terms, subject in each case to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, rehabilitation, liquidation, fraudulent conveyance, preferential transfer or similar Laws now or hereafter in effect relating to or affecting creditors’ rights and remedies generally and subject, as to enforceability, to the effect of general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law).
3.	Modifications to Exhibits.
a)	Exhibit A is hereby amended by deleting each of the following defined terms: “Acquiror Equity Unit Preferred Stock”; “Acquiror Equity Unit Preferred Stock Certificates”; and “Equity Unit Preferred Stock Certificate of Designations”.
b)	Exhibit A is hereby further amended by replacing the definitions of “Component Securities” and “Equity Units Documents” with the following:
“Component Securities” means the Stock Purchase Contracts issued pursuant to the Stock Purchase Contract Agreement and the Debt Securities.

“Equity Units Documents” means each of (i) the Stock Purchase Contract Agreement (including each Stock Purchase Contract which constitutes a component of any Equity Unit), to be dated as of the Closing Date (the “Stock Purchase Contract Agreement”), between the Acquiror and the Stock Purchase Contract Agent as defined in the Stock Purchase Contract Agreement, substantially in the form set forth in Exhibit D; (ii) the Pledge Agreement, to be dated as of the Closing Date (the “Pledge Agreement”), among Acquiror, the Collateral Agent, Custodial Agent and Securities Intermediary as defined in the Pledge Agreement, and the Stock Purchase Contract Agent, substantially in the form set forth in Exhibit K, (iii) the Base Indenture (as defined in the Stock Purchase Contract Agreement); (iv) each Debt Security Indenture, substantially in the form of Exhibit L; and (v) each Debt Security.
c)	Each of Exhibits C, D, F, K and L is hereby deleted and replaced by Exhibits C, D, F, K and L hereto, respectively.

     4. Effectiveness. This waiver and modification shall be effective upon execution and delivery by each of the parties hereto; provided that this waiver and modification shall be null and void if the Closing does not occur on November 1, 2010.
     5. No Other Amendments. Except as necessary to effect the waiver and modifications expressly provided herein, the terms of the Agreement remain in full force and effect and are not being modified, amended or waived in any way hereby.
     This instrument shall be governed by, and construed in accordance with, the Agreement, including Article XII thereof .
[Signature Page Follows]

     IN WITNESS WHEREOF, each of the undersigned has caused this Amendment to be executed and delivered as of the date first above written.

METLIFE, INC.
By:	/s/ Steven J. Goulart
	Name:	Steven J. Goulart
	Title:	Senior Vice President and Treasurer

ALICO HOLDINGS LLC
By:	/s/ Alain Karaoglan
	Name:	Alain Karaoglan
	Title:	Manager

AMERICAN INTERNATIONAL GROUP, INC.
By:	/s/ Alain Karaoglan
	Name:	Alain Karaoglan
	Title:	SVP-Divestiture

EXHIBITS TO EXHIBIT 2.1
     Exhibits to Exhibit 2.1 are omitted in Exhibit 2.1, but are elsewhere included in this Form 8-K in fully executed form as separate Exhibits as follows:

Exhibit Designation	Exhibit Designation
in Exhibit 2.1	in Form 8-K
C	4.1

D	4.2

F	4.3

K	4.4

L	4.5

L	4.6

L	4.7